For Immediate Release
Contact:
Mr. Kelly A. Walters	Jerry Daly, Carol McCune
President and CEO	Daly Gray
kwalters@supertelinc.com	(Media Contact)
703.435.6293
Ms. Connie Scarpello	jerry@dalygray.com
Sr. Vice President & CFO
cscarpello@supertelinc.com

402.371.2520

Supertel Hospitality Reports 2011 First Quarter Results

NORFOLK, Neb., May 10, 2011 – Supertel Hospitality, Inc. (NASDAQ: SPPR), a real estate investment trust (REIT) which owns 104 hotels in 23 states, today announced its results for the first quarter ended March 31, 2011.

Revenues from continuing operations for the 2011 first quarter increased 2.2 percent to $18.1 million, compared to the same year-ago period.  Net loss attributable to common shareholders was $(4.1) million, or $(0.18) per diluted share, for the 2011 first quarter, compared to net loss attributable to common shareholders of $(3.4) million, or $(0.15) per diluted share, in the 2010 same quarter.  The 2011 first quarter loss includes a onetime termination cost of $0.6 million and a net impairment charge of $0.4 million involving nine discontinued operations properties, which includes a small recovery on one previously impaired hotel.

Funds from operations (FFO) in the 2011 first quarter was $(1.4) million, or $(0.06) per diluted share, compared to $(0.3) million, or $(0.01) per diluted share, in the same 2010 period.  Funds from operations without impairment, a non-cash item (“FFO without impairment”) in the 2011 first quarter was $(1.0) million, or $(0.04) per diluted share, compared with $(0.2) million or $(0.01) per diluted share in the same period of 2010.

Earnings before interest, taxes, depreciation and amortization, noncontrolling interest and preferred stock dividends (Adjusted EBITDA) decreased to $0.9 million, compared to $2.0 million for the first quarter of 2010.

First Quarter Highlights

•	Revenues from continuing operations increased 2.2 percent to $18.1 million

•
Began the strategy of regionalizing operators by dividing the company’s hotel portfolio among three new management companies (Hospitality Management Advisors, Inc., Strand Development Company LLC, and Kinseth Hotel Corporation) and one existing company (HLC Hotels, Inc.)

•	Signed sales contracts on the Tara Inn in Jonesboro, Ga., a Super 8 in Wichita, Kan., and the Masters Inn in Atlanta (Doraville), Ga.

•	Completed the sale of a Masters Inn in Atlanta (Tucker), Ga.

“The quarter was impacted as the process of transitioning the bulk of our portfolio to three regionally oriented management companies got underway,” said Kelly A. Walters, Supertel president and CEO.  “We will complete the transition on June 1, which we believe will have both a short- and long-term positive impact on our operating results.  The new operators are incentivized to improve both top line revenues and the bottom line, compared to primarily top line incentives in our previous contract.   Our new managers are expected to add considerable depth in revenue management and economies of scale that we also expect to have a positive impact on our margins.  We are working closely with all of our operators to help ensure as smooth a transition as possible.”

First Quarter Results

The company reported a net loss of $(3.7) million for the 2011 first quarter, compared to a net loss of $(3.0) million for the same 2010 period.  All income and expenses related to sold and held for sale hotels are classified as discontinued operations.

After noncontrolling interest and recognition of dividends for preferred stock shareholders, the net loss attributable to common shareholders was $(4.1) million, or $(0.18) per diluted share, for the 2011 first quarter, compared with net loss attributable to common shareholders of $(3.4) million, or $(0.15) per diluted share, for the like 2010 period.

First quarter 2011 revenues from continuing operations increased $0.4 million, or 2.2 percent.  This was primarily due to the increase in average daily rate (ADR) in the first quarter, augmented by a small increase in occupancy.

The portfolio of 89 hotels in continuing operations in the 2011 first quarter, compared with the same period a year earlier, reported an increase of 0.1 percentage points in occupancy and a 2.0 percent increase in ADR.

	First Quarter 2011 vs First Quarter 2010

	Occupancy (%)			ADR ($)			RevPar ($)
	2011	2010	Variance	2011	2010	Variance	2011	2010	Variance

Industry - Total US Market	54.9	52.0	5.6%	99.37	96.35	3.1%	54.56	50.07	9.0%
Supertel - Continuing Operations Portfolio	55.7	55.6	0.2%	46.58	45.65	2.0%	25.95	25.39	2.2%

Chain Scale

Industry - Midscale	47.9	45.4	5.5%	70.35	70.55	-0.3%	33.69	32.00	5.3%
Supertel - Midscale	51.5	52.5	-1.9%	62.16	60.64	2.5%	32.04	31.86	0.6%

Industry - Economy	48.5	46.0	5.4%	46.89	46.51	0.8%	22.72	21.39	6.2%
Supertel - Economy	52.4	52.3	0.2%	46.69	45.41	2.8%	24.47	23.75	3.0%

Industry - Extended Stay	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Supertel - Extended Stay	76.7	74.3	3.2%	23.48	23.14	1.5%	18.02	17.19	4.8%

Industry Source: STR Monthly Review

Midscale Hotels

First quarter RevPAR for the company’s 31 continuing operations midscale hotels rose 0.6 percent to $32.04.  Occupancy for these properties declined 1.9 percent with an offsetting ADR increase of 2.5 percent to $62.16.

Economy Hotels

The company’s 51 continuing operations economy hotels reported a 3.0 percent increase in RevPAR to $24.47 in the 2011 first quarter, caused by a 2.8 percent increase in ADR and bolstered by a slight rise in occupancy.

Extended Stay Hotels

The company’s seven continuing operations extended-stay hotels reported a 4.8 percent increase in RevPAR to $18.02, reflecting a 3.2 percent rise in occupancy to 76.7 percent, and a 1.5 percent increase in ADR to $23.48.

“In spite of a 2.0 percent increase in room rate over the prior year, we were disappointed to underperform in our respective segments,” Walters said.  “Gasoline prices are having an impact on our properties, but we feel this is a temporary situation.  Further, the economic rebound in many of our markets is not as was projected.  We are investing nearly twice the amount we did last year to improve the quality of our hotels.  This, coupled with our regional operators’ substantial experience in our markets, is expected to enhance our ability to improve RevPAR.  In addition, they have development and repositioning expertise, which will be valuable as we begin to return to a growth mode.”

Hotel and property operations expenses from continuing operations for the 2011 first quarter increased $0.6 million, or 4.3 percent, over the like 2010 period.  The majority of the variance consisted of increased payroll expense, repairs and maintenance, and franchise related expenses, as brands begin to upgrade their standards in such areas as breakfast.

Interest expense from continuing operations rose slightly to $2.6 million for the quarter.  The increase resulted primarily from prepayment penalties associated with the sale of two Masters Inn hotels.  Depreciation and amortization expense from continuing operations declined $0.2 million from the first quarter of 2010 to $2.6 million.

For the 2011 first quarter, property operating income (POI) from continuing operations decreased $0.2 million, or 8.2 percent, compared to the year-ago period.  POI is calculated as revenue from room rentals and other hotel services less hotel and property operations expenses.  This decrease resulted from the increased cost of operating expenses mentioned above.  “This is one area where we are devoting considerable time and effort,” Walters said.

General and administration expense from continuing operations for the 2011 first quarter increased $0.1 million compared to the prior period.

Balance Sheet

“We continue our efforts to strengthen and add flexibility to our balance sheet,” said Connie Scarpello, chief financial officer.  “We continue to redefine our portfolio and had success in identifying new sources of equity.”

The company as of March 31, 2011 had total debt of $175.5 million, down from $221.2 million three years ago, a 20.7 percent reduction.  Outstanding debt on hotels in continuing operations totaled $148.4 million, and has an average term to maturity of 3.8 years and a weighted average annual interest rate of 6.1 percent.

During the quarter, the company extended its $5.1 million Wells Fargo credit facility to September 30, 2011, reducing the floor interest rate from 5.5 percent to 4.5 percent.  The company also refinanced a $0.8 million mortgage note with First National Bank of Omaha to March 2012.  In addition, Supertel established and drew down a $1.95 million facility with Elkhorn Valley Bank with a 5.9 percent interest rate.

During the 2011 first quarter, the company signed an equity distribution agreement with JMP Securities for the sale of up to 2.0 million common shares.   “This equity source, along with our standby equity distribution agreement with YA Global, is expected to provide us another avenue for raising capital when we have additional capital needs,” she said.

The company sold the 107-room Masters Inn in suburban Atlanta, Ga., and has signed sales contracts on its Tara Inn in Jonesboro, Ga., a Super 8 in Wichita, Kan., and a second Masters Inn in suburban Atlanta.  “We currently are marketing 15 additional hotels for sale,” Walters said.  “We are divesting hotels that no longer meet our new strategic vision and over time we intend to significantly reduce the age of our portfolio and refine the mix, moving from a heavy concentration in the economy segment to a portfolio with a much greater focus on premium-branded, mid-market, select-service hotels.”

Dividends

The company did not declare a common stock dividend for the 2011 first quarter.  To date, preferred dividends have continued uninterrupted.  The board of directors continues to monitor requirements to maintain the company’s REIT status on a quarterly basis.

Outlook

“We remain upbeat as we transition to a regional management company model,” Walters said.  “We see morale improving at the property level, and training and additional support is on the way to enhance revenues and better control costs.  Regionally oriented management should provide more flexibility for managers at the property level, which we believe will improve operations.  We are making steady progress and still have a ways to go.  However, we definitely are moving in the right direction.”

About Supertel Hospitality, Inc.

As of March 31, 2011, Supertel Hospitality, Inc. (NASDAQ: SPPR) owns 105 hotels comprised of 9,248 rooms in 23 states. The company’s hotel portfolio includes Baymont Inn, Comfort Inn/Comfort Suites, Days Inn, Guest House Inn, Hampton Inn, Holiday Inn Express, Key West Inns, Masters Inn, Quality Inn, Ramada Limited, Savannah Suites, Sleep Inn, Super 8 and Supertel Inn.  This diversity enables the company to participate in the best practices of each of these respected hospitality partners.  The company specializes in limited service hotels, which do not normally offer food and beverage service. For more information or to make a hotel reservation, visit www.supertelinc.com.

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the Company’s filings with the Securities and Exchange Commission.

SELECTED FINANCIAL DATA:

The following table sets forth the Company’s balance sheet as of March 31, 2011 and December 31, 2010.  The Company owned 105 hotels (including 16 hotels held for sale) at March 31, 2011 and 106 hotels (including 18 hotels held for sale) as of December 31, 2010 respectively.
( in thousands, except share and per share data)
	As of
	March 31, 2011	December 31, 2010

	(unaudited)

ASSETS
Investments in hotel properties	$ 300,624	$ 299,834
Less accumulated depreciation	93,490	90,972
	207,134	208,862

Cash and cash equivalents	319	333
Accounts receivable, net of allowance for doubtful accounts of $123 and $133	1,893	1,717
Prepaid expenses and other assets	14,837	13,372
Deferred financing costs, net	918	988
Investment in hotel properties, held for sale, net	28,764	31,372
	$ 253,865	$ 256,644

LIABILITIES AND EQUITY
LIABILITIES
Accounts payable, accrued expenses and other liabilities	$ 18,561	$ 17,732
Debt related to hotel properties held for sale	27,052	28,175
Long-term debt	148,429	146,835
	194,042	192,742

Redeemable noncontrolling interest in consolidated partnership,
at redemption value	511	511

Redeemable preferred stock
10% Series B, 800,000 shares authorized; $.01 par value,
332,500 shares outstanding, liquidation preference of $8,312	7,662	7,662

EQUITY
Shareholders' equity
Preferred stock, 40,000,000 shares authorized;
8% Series A, 2,500,000 shares authorized, $.01 par value, 803,270
shares outstanding, liquidation preference of $8,033	8	8
Common stock, $.01 par value, 100,000,000 shares authorized;
22,917,509 shares outstanding.	229	229
Common stock warrants	252	252
Additional paid-in capital	121,398	121,384
Distributions in excess of retained earnings	(70,547)	(66,479)
Total shareholders' equity	51,340	55,394
Noncontrolling interest
Noncontrolling interest in consolidated partnership,
redemption value $253 and $250	310	335

Total equity	51,650	55,729

COMMITMENTS AND CONTINGENCIES
	$ 253,865	$ 256,644

The following table sets forth the Company’s results of operations for the three months ended March 31, 2011 and 2010, respectively.
(Unaudited in thousands, except per share data)

	Three Months Ended March 31,

	2011	2010
REVENUES
Room rentals and other hotel services	$ 18,065	$ 17,669

EXPENSES
Hotel and property operations	15,413	14,779
Depreciation and amortization	2,621	2,842
General and administrative	1,103	999
Termination cost	540	-
	19,677	18,620

EARNINGS BEFORE NET LOSS
ON DISPOSITIONS OF
ASSETS, OTHER INCOME, INTEREST EXPENSE
AND INCOME TAXES	(1,612)	(951)

Net loss on dispositions of assets	(6)	(16)
Other income	85	27
Interest expense	(2,580)	(2,444)

LOSS FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	(4,113)	(3,384)

Income tax benefit	892	730

LOSS FROM CONTINUING OPERATIONS	(3,221)	(2,654)

Loss from discontinued operations, net of tax	(490)	(363)

NET LOSS	(3,711)	(3,017)

Noncontrolling interest	11	7

NET LOSS ATTRIBUTABLE TO CONTROLLING INTERESTS	(3,700)	(3,010)

Preferred stock dividends	(368)	(368)

NET LOSS ATTRIBUTABLE
TO COMMON SHAREHOLDERS	$ (4,068)	$ (3,378)

NET EARNINGS PER COMMON SHARE - BASIC AND DILUTED
EPS from continuing operations	$ (0.16)	$ (0.14)
EPS from discontinued operations	$ (0.02)	$ (0.01)
EPS basic and diluted	$ (0.18)	$ (0.15)

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Unaudited-In thousands, except per share data:
	Three months ended March 31,

	2011	2010
Weighted average number of shares outstanding for:
calculation of earnings per share and FFO per share - basic and diluted	22,918	22,002

Reconciliation of net loss to FFO
Net loss attributable to common shareholders	$ (4,068)	$ (3,378)
Depreciation and amortization	2,621	3,040
Net loss on disposition of assets	19	36
FFO available to common shareholders	(1,428)	(302)
Impairment	449	120
FFO without impairment, a non-cash item	$ (979)	$ (182)

FFO per share - basic	$ (0.06)	$ (0.01)
FFO without impairment, a non-cash item, per share - basic	$ (0.04)	$ (0.01)
FFO per share - diluted	$ (0.06)	$ (0.01)
FFO without impairment, a non-cash item, per share - diluted	$ (0.04)	$ (0.01)

FFO is a non-GAAP financial measure.  We consider FFO to be a market accepted measure of an equity REIT's operating performance, which is necessary, along with net earnings (loss), for an understanding of our operating results.  FFO, as defined under the National Association of Real Estate Investment Trusts (NAREIT) standards, consists of net income computed in accordance with GAAP, excluding gains (or losses) from sales of real estate assets, plus depreciation and amortization of real estate assets. We believe our method of calculating FFO complies with the NAREIT definition.  FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties.  FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.  All REITs do not calculate FFO in the same manner; therefore, our calculation may not be the same as the calculation of FFO for similar REITs.

We use FFO as a performance measure to facilitate a periodic evaluation of our operating results relative to those of our peers, who, like us, are typically members of NAREIT.  We consider FFO a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time.  Since real estate values have historically risen or fallen with market conditions, we believe that FFO provides a meaningful indication of our performance.

Unaudited-In thousands, except statistical data:	Three months ended March 31,

	2011	2010
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
Net loss attributable to common shareholders	$ (4,068)	$ (3,378)
Interest expense, including discontinued operations	3,103	3,055
Income tax benefit, including discontinued operations	(1,073)	(1,106)
Depreciation and amortization, including discontinued operations	2,621	3,040
EBITDA	583	1,611
Noncontrolling interest	(11)	(7)
Preferred stock dividend	368	368
ADJUSTED EBITDA	$ 940	$ 1,972

Adjusted EBITDA is a financial measure that is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We calculate Adjusted EBITDA by adding back to net earnings (loss) available to common shareholders certain non-operating expenses and non-cash charges which are based on historical cost accounting and we believe may be of limited significance in evaluating current performance. We believe these adjustments can help eliminate the accounting effects of depreciation and amortization and financing decisions and facilitate comparisons of core operating profitability between periods, even though Adjusted EBITDA also does not represent an amount that accrues directly to common shareholders. In calculating Adjusted EBITDA, we also add back preferred stock dividends and noncontrolling interests, which are cash charges.

Adjusted EBITDA doesn’t represent cash generated from operating activities determined by GAAP and should not be considered as an alternative to net income, cash flow from operations or any other operating performance measure prescribed by GAAP. Adjusted EBITDA is not a measure of our liquidity, nor is Adjusted EBITDA indicative of funds available to fund our cash needs, including our ability to make cash distributions. Neither does the measurement reflect cash expenditures for long-term assets and other items that have been and will be incurred. Adjusted EBITDA may include funds that may not be available for management’s discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of our operating performance. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.

The following table sets forth the operations of the Company’s same store hotel properties for the three months ended March 31, 2011 and 2010, respectively.

Unaudited-In thousands, except statistical data:	Three months ended March 31,

	2011	2010
Same Store:
Revenue per available room (RevPAR):
Midscale	$ 32.04	$ 31.86
Economy	$ 24.47	$ 23.75
Extended Stay	$ 18.02	$ 17.19
Total	$ 25.95	$ 25.39

Average daily room rate (ADR):
Midscale	$ 62.16	$ 60.64
Economy	$ 46.69	$ 45.41
Extended Stay	$ 23.48	$ 23.14
Total	$ 46.58	$ 45.65

Occupancy percentage:
Midscale	51.5%	52.5%
Economy	52.4%	52.3%
Extended Stay	76.7%	74.3%
Total	55.7%	55.6%

This presentation includes non-GAAP financial measures.  The Company believes that the presentation of hotel property operating income (POI) is helpful to investors, and represents a more useful description of its operations, as it better communicates the comparability of its hotels’ operating results.

Unaudited-In thousands, except statistical data:	Three months ended March 31,

	2011		2010
Total Same Store Hotels:
Revenue per available room (RevPAR):	$ 25.95		$ 25.39
Average daily room rate (ADR):	$ 46.58		$ 45.65
Occupancy percentage:	55.7%		55.6%

Revenue from room rentals and other hotel services consists of:
Room rental revenue	$ 17,462		$ 17,084
Telephone revenue	71		79
Other hotel service revenues	532		506
Total revenue from room rentals and other hotel services	$ 18,065		$ 17,669

Hotel and property operations expense
Total hotel and property operations expense	$ 15,413	#	$ 14,779

Property Operating Income ("POI")
Total property operating income	$ 2,652		$ 2,890

POI as a percentage of revenue from room rentals
and other hotel services
Total POI as a percentage of revenue	14.7%		16.4%

Same Store reflects 89 hotels.

Discontinued Operations

Room rentals and other hotel services
Total room rental and other hotel services	$ 3,510		$ 4,053

Hotel and property operations expense
Total hotel and property operations expense	$ 3,146		$ 3,843

Property Operating Income ("POI")
Total property operating income	$ 364		$ 210

POI as a percentage of revenue from room rentals
and other hotel services
Total POI as a percentage of revenue	10.4%		5.2%

RECONCILIATION OF NET LOSS FROM
CONTINUING OPERATIONS TO POI
Net loss	$ (3,221)	#	$ (2,654)
Depreciation and amortization	2,621		2,842
Net loss on disposition of assets	6		16
Other income	(85)		(27)
Interest expense	2,580		2,444
General and administrative expense	1,103		999
Termination cost	540		-
Income tax benefit	(892)		(730)
POI	$ 2,652		$ 2,890

Same Store reflects 89 hotels in continuing operations for the three months and year to date ended March 31, 2011 and 2010.

The following unaudited table presents our RevPAR, ADR and Occupancy, by region, for the three months ended March 31, 2011 and 2010, respectively.  The comparisons of same store operations are for 89 hotels in continuing operations as of January 1, 2010.

		Three months ended March 31, 2011				Three months ended March 31, 2010
	Room				Room
Region	Count	RevPAR	Occupancy	ADR	Count	RevPAR	Occupancy	ADR
Mountain	214	$ 23.35	52.3%	$ 44.66	214	$ 25.58	56.5%	$ 45.30
West North Central	2,511	23.06	50.2%	45.92	2,511	22.77	50.1%	45.46
East North Central	964	28.06	48.3%	58.12	964	28.01	48.9%	57.29
Middle Atlantic	142	31.54	59.8%	52.76	142	27.66	46.9%	59.02
South Atlantic	2,369	27.82	67.6%	41.18	2,369	25.55	64.1%	39.84
East South Central	822	26.47	44.9%	58.92	822	26.97	47.9%	56.24
West South Central	456	26.21	59.8%	43.83	456	29.77	72.0%	41.33
Total Hotels	7,478	$ 25.95	55.7%	$ 46.58	7,478	$ 25.39	55.6%	$ 45.65

States included in the Regions

Mountain	Idaho and Montana
West North Central	Iowa, Kansas, Missouri, Nebraska and South Dakota
East North Central	Indiana and Wisconsin
Middle Atlantic	Pennsylvania
South Atlantic	Delaware, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia and West Virginia
East South Central	Kentucky and Tennessee
West South Central	Arkansas and Louisiana